This filing is made pursuant to Rule 424(b)(2)
under the Securities Act of 1933 in connection with
Registration No. 333-233119.

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Notes Due Nine Months or More from the Date of Issue	$8,000,000,000	$872,800

(1)

The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The registration fee for $8,000,000,000 in Notes Due Nine Months or More from the Date of Issue, reflected in this table, was paid on January 7, 2021. The registration fee for an additional (i) $2,000,000,000 in Notes Due Nine Months or More from the Date of Issue was paid on September 3, 2020 and (ii) $6,000,000,000 in Notes Due Nine Months or More from the Date of Issue was paid on December 23, 2019, and $459,755 of unused filing fees in respect of unsold Notes Due Nine Months or More from the Date of Issue previously registered pursuant to a Registration Statement on Form S-3 (File No. 333-213047), initially filed with the Securities and Exchange Commission on August 10, 2016, was paid and was offset pursuant to Rule 457(p) against the filing fee payable in respect of an additional $3,641,377,561.63 in Notes Due Nine Months or More from the Date of Issue. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, we are deferring payment on the registration fee for $10,358,622,438.37 in Notes Due Nine Months or More from the Date of Issue.

PRICING SUPPLEMENT

(To Prospectus dated August 8, 2019 and

Prospectus Supplement dated August 8, 2019)

$1,750,000,000

$900,000,000 0.550% Medium-Term Notes, Series A, due July 12, 2024

$300,000,000 Floating Rate Medium-Term Notes, Series A, due January 12, 2024

$550,000,000 1.800% Medium-Term Notes, Series A, due January 13, 2031

We are offering $900,000,000 aggregate principal amount of 0.550% Medium-Term Notes, Series A, due July 12, 2024 (the “2024 Fixed Rate Notes”), $300,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due January 12, 2024 (the “Floating Rate Notes” and, together with the 2024 Fixed Rate Notes, the “2024 Notes”) and $550,000,000 aggregate principal amount of 1.800% Medium-Term Notes, Series A, due January 13, 2031 (the “2031 Fixed Rate Notes” and, together with the 2024 Fixed Rate Notes, the “Fixed Rate Notes”). The Floating Rate Notes and the Fixed Rate Notes are collectively referred to herein as the “Notes.” The Notes will be our general unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. We will pay interest on the 2024 Fixed Rate Notes on January 12 and July 12 of each year and at maturity. We will pay interest on the Floating Rate Notes on January 12, April 12, July 12 and October 12 of each year and at maturity. We will pay interest on the 2031 Fixed Rate Notes on January 13 and July 13 of each year and at maturity. The first interest payment on the 2024 Fixed Rate Notes will be on July 12, 2021, the first interest payment on the Floating Rate Notes will be on April 12, 2021 and the first interest payment on the 2031 Fixed Rate Notes will be on July 13, 2021. We may redeem some or all of the Fixed Rate Notes at any time at our option at the applicable redemption prices set forth in this pricing supplement under “Description of the Notes—Optional Redemption.” The Floating Rate Notes will not be redeemable before their maturity.

Investing in the Notes involves a number of risks. See the risks described in “Risk Factors” on page PS-1 of this pricing supplement, on page S-1 of the prospectus supplement and in our Annual Report on Form 10-K for the year ended March 31, 2020 as filed with the Securities and Exchange Commission.

	2024 Fixed Rate Notes		Floating Rate Notes		2031 Fixed Rate Notes
	Per Note	Total	Per Note	Total	Per Note	Total
Public Offering Price (1)	99.934%	$899,406,000	100.000%	$300,000,000	99.736%	$548,548,000
Underwriting Discount	0.25625%	$2,306,250	0.225%	$675,000	0.450%	$2,475,000
Proceeds, Before Expenses, to AHFC	99.67775%	$897,099,750	99.775%	$299,325,000	99.286%	$546,073,000

(1)	Plus accrued interest, if any, from January 13, 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry only form through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about January 13, 2021.

Joint Book-Running Managers

Barclays	BNP PARIBAS	Citigroup	SMBC Nikko

Co-Managers

BNY Mellon Capital Markets, LLC	BofA Securities	Mizuho Securities	TD Securities

The date of this pricing supplement is January 11, 2021.

Pricing Supplement

In this pricing supplement, unless otherwise indicated by the context, “AHFC,” “we,” “us” and “our” refer solely to American Honda Finance Corporation (excluding its subsidiaries). AHFC is the issuer of all of the Notes offered under this pricing supplement. Capitalized terms used in this pricing supplement which are not defined in this pricing supplement and are defined in the accompanying prospectus supplement or prospectus shall have the meanings assigned to them in the prospectus supplement or prospectus, as applicable.

This pricing supplement does not contain complete information about the offering or terms of the Notes. No one may use this pricing supplement to offer and sell the Notes unless it is accompanied or preceded by the prospectus supplement and the prospectus. We are responsible only for the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, the documents incorporated by reference herein and therein, and any related free writing prospectus issued or authorized by us. Neither we nor the underwriters have authorized anyone to provide you with any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. You should assume that the information included in this pricing supplement, the accompanying prospectus supplement and prospectus, or incorporated by reference herein or therein, is representative as of the date on the front cover of this pricing supplement, the accompanying prospectus supplement or prospectus, or the document incorporated by reference, as applicable. Our business, financial condition, results of operations, liquidity, cash flows and prospects may have changed since then. Neither we nor the underwriters are making an offer to sell the Notes offered by this pricing supplement in any jurisdiction where the offer, solicitation or sale is not permitted.

It is important for you to read and consider all information contained in this pricing supplement and the accompanying prospectus supplement and prospectus in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC” in the accompanying prospectus.

RISK FACTORS

Your investment in the Notes involves certain risks. In consultation with your own financial, tax, accounting and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus supplement, the accompanying prospectus and in our most recent annual, quarterly and current reports which are incorporated by reference into this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus before deciding to make an investment in the Notes.

Risks Related to the Floating Rate Notes

Increased regulatory oversight, uncertainty relating to the LIBOR calculation process and the potential phasing out of LIBOR may adversely affect the value of the Floating Rate Notes.

LIBOR is the subject of ongoing national and international regulatory guidance and proposals for reform. These reforms or actions by the British Bankers’ Association in connection with the investigations into whether banks have been manipulating or attempting to manipulate LIBOR, may cause LIBOR to perform differently than in the past, or have other consequences which cannot be predicted. For example, on July 27, 2017 and in a subsequent speech on July 12, 2018, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, stated that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. On December 4, 2020, ICE Benchmark Administration, the administrator of LIBOR, published a consultation regarding its intention to continue publication of U.S. dollar LIBOR rates for overnight and one-, three-, six- and 12-month tenors through June 30, 2023, which is before the maturity date of the Floating Rate Notes, at which time the LIBOR administrator indicated that it intends to cease publication of U.S. dollar LIBOR. The FCA and other regulators have stated that they welcome the LIBOR administrator’s action. Although the foregoing may provide some sense of timing, there is no assurance that LIBOR, of any particular currency and tenor, will continue to be published until any particular date. It is not possible to predict whether, and to what extent, panel banks will continue to provide LIBOR submissions to the administrator of LIBOR going forward or whether any additional reforms to LIBOR may be enacted. This may cause LIBOR to perform differently than it did in the past.

Furthermore, in the United States, efforts to identify a set of alternative U.S. dollar reference interest rates include proposals by the Alternative Reference Rates Committee sponsored by the Federal Reserve Board and the Federal Reserve Bank of New York. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom, in the United States or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates, the replacement or disappearance of LIBOR or other reforms may adversely affect the liquidity, value of and the return on LIBOR based securities, including the Floating Rate Notes.

Investors should be aware that if AHFC determines that LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark rate in accordance with accepted market practice for debt obligations such as the Floating Rate Notes, the calculation agent will use, as a substitute for LIBOR (the “Alternative Rate”) and for each future Interest Determination Date, the alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the calculation agent will, after consultation with AHFC, make such adjustments (“Adjustments”) to the Alternative Rate or the Spread thereon, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Floating Rate Notes. If the calculation agent determines, following consultation with AHFC, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market practice, (i) the calculation agent shall have the right to resign as calculation agent, and (ii) AHFC will appoint, in its sole discretion, a new calculation agent to replace such calculation agent to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on AHFC, the trustee and the holders of the Floating Rate Notes. Additionally, if AHFC determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to the rate of interest in effect on the applicable Interest Determination Date, effectively turning the floating rate of interest into a fixed rate of interest.

Any of the aforementioned methods of determining the Alternative Rate or Adjustments may result in interest rates and/or payments that are lower than or that do not otherwise correlate over time with the interest rates and/or payments that would have been made on the Floating Rate Notes if the LIBOR continued to be available in its current form and may adversely affect the liquidity, value of and the return on the Floating Rate Notes.

DESCRIPTION OF THE NOTES

General

We provide information to you about the Notes in three separate documents:

•	this pricing supplement which specifically describes each tranche of Notes being offered;

•	the accompanying prospectus supplement which describes AHFC’s Medium-Term Notes, Series A; and

•	the accompanying prospectus which describes generally certain debt securities of AHFC.

This description supplements, and to the extent inconsistent supersedes, the description of the general terms and provisions of the debt securities found in the accompanying prospectus and AHFC’s Medium-Term Notes, Series A described in the accompanying prospectus supplement.

Terms of the Notes

The Notes:

•	will be our unsecured, unsubordinated obligations;

•	will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding;

•	will be considered part of the same series of notes as any of our other Medium-Term Notes, Series A previously issued or issued in the future;

•	will be denominated and payable in U.S. dollars; and

•	will be issued in minimum denominations of $2,000 and increased in multiples of $1,000.

The 2024 Fixed Rate Notes:

The following terms apply to the 2024 Fixed Rate Notes:

Principal Amount: $900,000,000

Trade Date: January 11, 2021

Original Issue Date: January 13, 2021

Stated Maturity Date: July 12, 2024

Interest Rate: 0.550% per annum, accruing from January 13, 2021

Interest Payment Dates: Each January 12 and July 12, beginning on July 12, 2021 (short first coupon), and at Maturity

Day Count Convention: 30/360

Business Day Convention: Following (unadjusted); If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Business Day: Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and is also a day on which commercial banks are open for business in London.

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent: Deutsche Bank Trust Company Americas

CUSIP / ISIN: 02665WDS7 / US02665WDS70

The Floating Rate Notes:

The following terms apply to the Floating Rate Notes:

Principal Amount: $300,000,000

Trade Date: January 11, 2021

Original Issue Date: January 13, 2021

Stated Maturity Date: January 12, 2024

Interest Category: Regular Floating Rate Note

Interest Rate Basis: LIBOR

Designated LIBOR Page: Reuters Page LIBOR01

Index Maturity: 3 month

Initial Interest Rate: The initial interest rate will be based on 3 month LIBOR determined on January 11, 2021 plus the Spread, accruing from January 13, 2021

Initial Interest Reset Date: April 12, 2021

Interest Reset Dates: Each Interest Payment Date

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Interest Payment Dates: Each January 12, April 12, July 12 and October 12, beginning on April 12, 2021 (short first coupon) and on the Stated Maturity Date

Spread: +28 bps

Designated LIBOR Currency: U.S. dollars

Day Count Convention: Actual/360

Business Day Convention: Modified Following (adjusted); provided, however, if the Stated Maturity Date falls on a day that is not a Business Day, the payment of principal and interest that is due on the Stated Maturity Date will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Stated Maturity Date to the date of that payment on the next succeeding Business Day.

Business Day: New York and London Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent: Deutsche Bank Trust Company Americas

CUSIP / ISIN: 02665WDU2 / US02665WDU27

The 2031 Fixed Rate Notes:

The following terms apply to the 2031 Fixed Rate Notes:

Principal Amount: $550,000,000

Trade Date: January 11, 2021

Original Issue Date: January 13, 2021

Stated Maturity Date: January 13, 2031

Interest Rate: 1.800% per annum, accruing from January 13, 2021

Interest Payment Dates: Each January 13 and July 13, beginning on July 13, 2021, and at Maturity

Day Count Convention: 30/360

Business Day Convention: Following (unadjusted); If any Interest Payment Date or Maturity falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the Interest Payment Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

Business Day: Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and is also a day on which commercial banks are open for business in London.

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Calculation Agent: Deutsche Bank Trust Company Americas

CUSIP / ISIN: 02665WDT5 / US02665WDT53

Optional Redemption

The Floating Rate Notes are not subject to optional redemption.

The Fixed Rate Notes will be redeemable before their maturity, in whole or in part, at our option at any time, at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on such Fixed Rate Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 7 basis points in the case of the 2024 Fixed Rate Notes and 12.5 basis points in the case of the 2031 Fixed Rate Notes, plus in each case accrued and unpaid interest thereon to the date of redemption.

“Comparable Treasury Issue” means, with respect to the Fixed Rate Notes to be redeemed, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such Fixed Rate Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Fixed Rate Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Calculation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Calculation Agent after consultation with us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and a primary U.S. Government securities dealer selected by SMBC Nikko Securities America, Inc., or their respective affiliates, and one other primary U.S. Government securities dealer selected by us; provided, however, that if any of the foregoing or their affiliates ceases to be a primary U.S. Government securities dealer in the United States, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed not more than 60 nor less than 30 days before the redemption date to each holder of Fixed Rate Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption.

Further Issues

We may from time to time, without notice to or the consent of the holders of the Notes create and issue additional notes having the same ranking, interest rate, interest rate basis, number of basis points to be added to or subtracted from the related interest rate basis, maturity and other terms as a particular tranche of Notes, as applicable, except for (1) the original issue date, (2) the issue price and (3) in some cases, the first interest payment date; provided, however, such additional notes must be fungible with the previously issued notes for U.S. federal income tax purposes. Additional notes will be considered part of the same series of notes as such Notes and any of our other Medium-Term Notes, Series A previously issued or issued in the future. We also may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities, under the indenture or otherwise, ranking equally with the Notes and our other Medium-Term Notes, Series A.

Book-Entry Notes and Form

Each tranche of Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depositary, including Euroclear Bank SA/NV and Clearstream Banking, S.A.

UNDERWRITING

Under the terms and subject to the conditions set forth in a terms agreement dated January 11, 2021, between us and the underwriters named below (the “Underwriters”), incorporating the terms of a distribution agreement, dated August 8, 2019, between us and the agents named in the prospectus supplement as supplemented by the Agent Accession Letter of ING Financial Markets LLC, dated June 22, 2020, and the corresponding Confirmation Letter of AHFC, dated June 22, 2020, we have agreed to sell to the Underwriters, and the Underwriters have severally and not jointly agreed to purchase, as principal, the respective principal amounts of each tranche of Notes set forth below opposite their names.

Underwriter	Aggregate Principal Amount of 2024 Fixed Rate Notes	Aggregate Principal Amount of Floating Rate Notes	Aggregate Principal Amount of 2031 Fixed Rate Notes
Barclays Capital Inc.	$191,250,000	$63,750,000	$116,875,000
BNP Paribas Securities Corp.	191,250,000	63,750,000	116,875,000
Citigroup Global Markets Inc.	191,250,000	63,750,000	116,875,000
SMBC Nikko Securities America, Inc.	191,250,000	63,750,000	116,875,000
BNY Mellon Capital Markets, LLC	33,750,000	11,250,000	20,625,000
BofA Securities, Inc.	33,750,000	11,250,000	20,625,000
Mizuho Securities USA LLC	33,750,000	11,250,000	20,625,000
TD Securities (USA) LLC	33,750,000	11,250,000	20,625,000

Total	$900,000,000	$300,000,000	$550,000,000

The Notes will not have established trading markets when issued. The Underwriters may from time to time make a market in one or more tranches of Notes but are not obligated to do so and may cease at any time. Neither we nor the Underwriters can assure you that any trading market for any tranche of Notes will develop, continue or be liquid.

The Notes sold by the Underwriters to the public will initially be offered at the applicable public offering prices set forth on the cover page of this pricing supplement. Any Notes sold by the Underwriters to dealers may be sold at the applicable public offering prices less a concession not to exceed 0.150% of the principal amount of the 2024 Notes and 0.250% of the principal amount of the 2031 Fixed Rate Notes, as applicable. The Underwriters may allow, and dealers may reallow, a concession not to exceed 0.100% of the principal amount of the 2024 Notes and 0.150% of the principal amount of the 2031 Fixed Rate Notes, as applicable. After the initial offering of the Notes to the public, the Underwriters may change the public offering prices, concessions and reallowances of the Notes. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part.

In connection with this offering, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and SMBC Nikko Securities America, Inc., on behalf of the Underwriters, are permitted to engage in certain transactions that stabilize the prices of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the Notes. If the Underwriters create a short position in a tranche of Notes in connection with this offering by selling more Notes of such tranche than they have purchased from us, then the Underwriters may reduce that short position by purchasing Notes of such tranche in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the prices of such Notes to be higher than in the absence of these purchases. The Underwriters are not required to engage in these activities, and may end any of these activities at any time. Neither we nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes.

We may enter into hedging transactions in connection with the issuance of the Notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, any of the Underwriters or an affiliate of that Underwriter. The applicable Underwriter and its affiliates may receive compensation, trading gain or other benefits in connection with these hedging transactions and the hedging transactions described below.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for AHFC and its subsidiaries, for which they received or will receive customary fees and expenses. In addition, certain affiliates of the Underwriters are or have been lenders under AHFC’s and its subsidiaries’ credit facilities and term loans, for which they have received or will receive fees under agreements they have entered into with AHFC or its subsidiaries.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of AHFC or its subsidiaries. If any of the Underwriters or their affiliates have a lending relationship with AHFC or its subsidiaries, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters or their affiliates may hedge, their credit exposure to AHFC or its subsidiaries consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in AHFC’s or its subsidiaries’ securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

AHFC has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of these liabilities. AHFC has also agreed to reimburse the Underwriters for certain expenses.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – Neither this pricing supplement nor the accompanying prospectus supplement and prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this pricing supplement may only do so with respect to Qualified Investors. Neither AHFC nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended or superseded (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The Notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020

(“EUWA”); or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014, as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this pricing supplement, the accompanying prospectus supplement and prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement and the accompanying prospectus supplement and prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement or the accompanying prospectus supplement and prospectus or any of their contents.

The Notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA;

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

LEGAL MATTERS

In the opinion of David Peim, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2018, between AHFC and the Trustee (as supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the Trustee and other matters, all as stated in the letter of such counsel dated August 8, 2019 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-233119) filed with the Securities and Exchange Commission on August 8, 2019.